Exhibit 8.1

January 24, 2025

ATHENA GOLD CORPORATION 2010 A Harbison Drive #312, Vacaville, California, 95687
Re:	Athena Gold Corporation – Form S-4/A-1 – Registration Statement

We have acted as Canadian counsel to Athena Gold Corporation (the “Company”), a Delaware company, and Nova Athena Gold Corp., a British Columbia corporation, in connection with the Registration Statement on Form S-4/A-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with the Registration Statement, to which this opinion will appear as an exhibit.

Based upon and subject to the assumptions, qualifications, limitations, and restrictions contained therein, we hereby confirm that the summary set out in the Registration Statement under the heading “Certain Canadian Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction”, insofar as it purports to describe the provisions of the laws referred to therein, is a fair and accurate summary of the matters discussed therein.

In rendering this opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering this opinion. We have also assumed that the transactions described in the operative documents pertaining to the Continuation (as described in the Registration Statement) will be performed in accordance with the terms described therein.

This opinion is limited to the Canadian federal income tax matters specifically discussed in the Registration Statement under the heading “Certain Canadian Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction”, and is subject to the assumptions, qualifications, limitations and restrictions set out therein.

This opinion is based upon Canadian federal income tax law as at the date of this letter. We are under no obligation to supplement or revise our opinion to reflect any changes in such applicable law.

This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred for any other purpose, in whole or in part, without our express written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours truly, /S/ CASSELS BROCK & BLACKWELL LLP